SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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      14a-6(e)(2))

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/X/   Soliciting Material under Rule 14a-12


                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)


                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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FOR IMMEDIATE RELEASE

                                               For further information, contact:

                                               Arthur B. Crozier/Alan M. Miller
                                               Innisfree M&A Incorporated
                                               212-750-5833


                            Dolphin Sets Deadline for
                    DAB Shareholder List and Other Documents


      Stamford, CT-- March 20, 2003. - Dolphin Limited Partnership I, L.P., now the holder of 9.3% of the outstanding shares of Dave & Buster's, Inc. (NYSE:
DAB) and its single largest shareholder, stated that the Company has declined to provide the shareholder information that it requested and has responded to Dolphin's request for other corporate records only by say that it is "reviewing Dolphin's demand." Dolphin made its requests for shareholder information and for the minutes of its board meetings, meetings of the special committee and other relevant information by letters dated March 11, 2003. Dolphin yesterday informed the Company that unless Dolphin receives the requested information by the close of business on March 21, 2003, Dolphin will pursue all available remedies.

      Dolphin previously announced its intention to nominate three independent directors for election at the annual meeting customarily held in June. Directors James Corley, the Company's co-CEO and co-Chairman, Walter Henrion and Peter Edison are up for election at the 2003 annual meeting. Messrs. Corley and Henrion were participants in the Company's recently failed buyout attempt. Mr. Edison is a member of the special committee that was charged with overseeing the sale process. As detailed in Dolphin's letter to the Company's board of March 3, 2003, filed with Dolphin's Schedule 13D, Dolphin believes that the sale process was flawed and reflected unchecked conflicts of interest. Dolphin's director nominee slate, while constituting a minority of the board, will seek to maximize shareholder value and improve corporate governance. Dolphin believes its nominees will have the range of business and financial expertise to promote Dolphin's platform for the benefit of all shareholders.

      A spokesperson for Dolphin commented, "We find a unique irony in the Company's conduct. On March 5, 2003, the Company announced a purported initiative to enhance corporate governance. Not two weeks later, the Company denies its largest shareholder information to communicate with other shareholders and stalls a request for records relating to fundamental governance issues. Moreover, we believe that the Company's basis for denying our request for shareholder information is incorrect as a matter of Missouri law and is a tactical maneuver to interfere with our shareholder rights and hinder our proxy campaign."

      The spokesman continued, "In our view, the Company's response to our request continues a pattern of conduct contrary to shareholder interests. As detailed in our letter to the board, we believe that the Company's board and special committee bear responsibility for a flawed, conflicted and ultimately failed sale process and that the Company has awarded senior management rich compensation during a period when operating results have suffered and the share price has gone nowhere. Only after Dolphin announced its intention to run a slate did the Company go public with purported governance and operating initiatives, that we believe are way too little, way too late. The Company's treatment of our request for information, to which we believe any DAB shareholder is legally entitled, demonstrates to us that this board and senior management continue in their cavalier attitude toward shareholders.

      It appears to be business as usual with the current board. Each shareholder will have to carefully examine this board's actions rather than its talk."

      The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in Dolphin's solicitation with respect to the shares of the Company: Dolphin beneficially owns 1,235,900 shares of the Company's outstanding common stock. Donald Netter, as Senior Managing Director of Dolphin, may also be deemed to be a participant but does not individually own any common stock of the Company.

      Dolphin intends to disseminate a proxy statement with respect to its solicitation in support of its nomination of directors at the Company's 2003 annual meeting. Shareholders should read this proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission's web site at http://www.sec.gov without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Innisfree M&A Incorporated by oral or written request to: 501 Madison Avenue, New York, New York 10022, telephone: 888-750-5833.

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